Exhibit 10.39

02/01/2017

Christopher Schmitt

Dear Christopher:
I am excited about the prospect of you joining SailPoint Technologies, Inc. (“SailPoint”). Your skills and abilities will be a great addition to the team and I look forward to working with you. This letter confirms the details of SailPoint’s offer of employment as a General Counsel with a proposed start date of 03/06/2017.

1.Compensation. Your annual base salary will be $260,000.00 paid semi-monthly (on the 15th and last day of each month) consistent with our standard payroll procedures, and reduced by payroll deductions and all required withholdings.

In addition, you will be eligible for a bonus of 35.0% of your annual salary based on achievement of corporate goals as set forth by the SailPoint Board of Directors Compensation Committee.

2.Stock Options. Subject to approval by SailPoint’s Board of Directors, you will be granted an option to purchase 70,000 shares of SailPoint Common Stock at the fair market value on the date the Board approves the option grant. All vesting subject to your continued employment with SailPoint.

When approved by the Board of Directors, your grant will include the following change of control provision:

“In the event both (i) a Sale of the Company occurs and (ii) Purchaser’s continuous status as a Service Provider is terminated either (A) by the Company or the acquiring entity without Cause or (B) by Purchaser for Good Reason, in either case, within the twelve month period immediately following such Sale of the Company, then 100% of the Unvested Restricted Stock shall become vested as of the termination of Purchaser’s status as a Service Provider; provided, however, that if Purchaser’s continuous status as a Service Provider ceases prior to any Sale of the Company, then no Unvested Restricted Stock shall vest.”
Additionally, language will be included in your stock option agreement that is similar in substance to the following terms:

For a partial year of service, an employee will receive partial year vesting credit for shares subject to achievement of the performance target, upon achievement of that target. Vesting will be calculated based upon the number of service months in the initial year of service (based on the calendar year).

Please refer to the Stock Option agreement for specific details regarding vesting schedules, change of control terms, and other definitions.

3.Moving Expense Reimbursement. SailPoint agrees to reimburse you for up to $25,000 of your actual, documented
“qualified” (per IRS rules) moving expenses (“Moving Expense Reimbursement”). You will be reimbursed for any such expenses reasonably incurred by you and submitted with reasonable documentation to SailPoint on or before August 31, 2017. Should you resign or be terminated for cause within twelve (12) months of your start date, you will be required to reimburse SailPoint 100% of the Moving Expense Reimbursement paid to you. Your signature below authorizes SailPoint to deduct reimbursement of the moving expenses from any monies owed to you upon your termination. For avoidance of doubt, SailPoint does not reimburse for costs incurred related to buying or selling of residential property.

1.Benefits. You will be eligible to participate in a comprehensive package of employee benefits, which includes medical, dental, vision, group life insurance and a 401(k) plan. Details of these and other benefit options will be provided to you at the New Hire Orientation session, scheduled for your first day.

2.Work Authorization. In compliance with Federal Immigration law, this offer of employment is contingent upon your ability to provide proof of eligibility and right to work in the United States. This documentation must be provided within 3 business days of the effective date of your employment.

3.Background Check. As a condition of accepting this offer of employment, you may be required to submit to a background screening. Unsatisfactory results from, refusal to cooperate with, or any attempt to affect the results of this check may result in termination of employment.

4.Employment, Proprietary Information, and Invention Assignment Agreement. As a condition of accepting this offer of employment, you will be required to complete, sign and return SailPoint Employment, Proprietary Information, and Invention Assignment Agreement.

5.General. This offer letter, the Employment, Confidential Information and Invention Assignment Agreement, when signed by you, set forth the terms of your employment with SailPoint. This agreement can only be amended in writing, signed by you and an officer of SailPoint.

This offer is valid for a period of three business days at which time you must have returned the signed offer and SailPoint Employment, Proprietary Information, and Invention Assignment Agreement.

Your employment with SailPoint is at will and may be terminated by you or by SailPoint at any time and for any reason, with or without cause. No statement on this letter, any SailPoint booklet, brochure, guideline, manual, policy or plan should be construed as creating an employment contract for any specific duration.

If these terms are agreeable, please indicate your acceptance by signing this letter in the space provided below and returning it to me, along with your completed and signed Employee, Proprietary Information, and Invention Assignment Agreement.

Should you have any questions regarding this offer or any other issue, please contact your recruiter or me at 512.346.2000.

Christopher, we look forward to welcoming you onto the SailPoint team. We are committed to building a great company. With your help, I am confident we will succeed.

AGREED AND ACCEPTED:

/s/ Christopher Schmitt

Employee Name: Christopher Schmitt
Dated: February 2, 2017

EMPLOYMENT, PROPRIETARY INFORMATION AND INVENTIONS ASSIGNMENT AGREEMENT

SECTION 1.    AGREEMENT.

SailPoint Technologies, Inc. (the “Company”) has certain proprietary and confidential information, which is of special value to the Company, and I recognize and respect the Company’s legitimate interests in maintaining the security of such information.

This Agreement is intended to formalize in writing certain long-standing understandings and procedures of the Company. To the extent I was a Company employee prior to the date on which I sign this Agreement, I acknowledge that these understandings and procedures have been in effect since the time I was initially employed by the Company. This Agreement does not purport to set forth all the terms of my employment, and as an employee of the Company I have obligations which are not set forth in this Agreement. However, these terms control over any inconsistent terms and can only be changed by a subsequent written agreement signed by an officer of the Company. In return for my new or continued employment by the Company, the Company’s promise to provide me with proprietary information which I would not otherwise be given, and other good and valuable consideration, the receipt and sufficiency of which I hereby acknowledge, I acknowledge and agree that:

SECTION 2.    AT-WILL EMPLOYMENT.

I agree that this Agreement is not an employment contract for any particular term and that I have the right to resign and the Company has the right to terminate my employment at will, at any time, with or without cause or notice.

SECTION 3.    PRIOR WORK.

All previous work done by me for the Company relating in any way to the conception, reduction to practice, creation, derivation, design, development, manufacture, sale or support of products or services for the Company is the property of the Company, and I hereby assign to the Company all of my right, title and interest in and to such previous work.

SECTION 4.    PROPRIETARY INFORMATION.

a.Definition. “Proprietary Information” means any and all confidential or proprietary information including, without limitation:
(i) technical information of the Company, its affiliates, its customers or other third parties, including computer programs, software, databases, know-how, formulae, compositions, processes, discoveries, machines, inventions, designs, developmental or experimental work, improvements, original works of authorship, training programs and procedures, diagrams, charts, and similar items; (ii) business information of the Company, its affiliates, its customers or other third parties, including business plans, compensation data, sales data, customer lists and information, supplier lists, prices and costs, credit information, financial data, information regarding the skills and compensation of employees and contractors of the Company, and similar items; (iii) information relating to future plans of the Company, its affiliates, its customers or other third parties, including marketing strategies, sales plans, pending projects and proposals, research and development efforts and strategies, and similar items; (iv) other valuable, confidential information and trade secrets of the Company, its affiliates, its customers or other third parties; and (v) this Agreement. I understand that this definition is intended to provide rights to the Company and its affiliates in addition to, not in lieu of, those rights the Company and its affiliates have under the common law or applicable statutes for the protection of trade secrets and confidential information. I further understand that Proprietary Information includes information and materials that may not be explicitly identified or marked as confidential or proprietary. However, Proprietary Information will not include information I can document is or has become readily publicly available through no fault of mine.

a.Agreement to Provide Proprietary Information. In exchange for my promises in and performance under this Agreement, the Company promises to provide me with Proprietary Information. I acknowledge and agree that the Company would not give me such Proprietary Information apart from my promises in and performance under this Agreement.

b.Timing and Method of Disclosure. I understand and agree that all Proprietary Information is subject to this Agreement, whether provided to me prior to the date of this Agreement or after, or whether provided to me in writing, orally, or by drawings or observation.

c.Commercial Value. I understand and agree that all Proprietary Information has commercial value in the business in which the Company is engaged.

d.Confidentiality Covenant. In return for the Company’s promise to provide me with Proprietary Information, I agree to forever keep the Proprietary Information, and all documentation and information relating to the Proprietary Information, strictly confidential. Specifically, I agree that, except as expressly authorized in writing by the Company or as may be otherwise required by law or court order, I will not disclose Proprietary Information to any third party and will not use Proprietary Information for the benefit of anyone other than the Company. This prohibition includes, but is not limited to use of Proprietary Information to solicit any of the Company’s former, current or prospective clients, or to solicit or encourage any other entity to solicit for employment any other employee of the Company or its affiliates.

e.Consideration. I acknowledge that a portion of all amounts paid and to be paid to me by the Company, the Company’s promise to provide me with Proprietary Information, and other good and valuable consideration have been given in consideration of my agreement to be bound by the terms of this Agreement.

SECTION 5.    INVENTIONS AND ORIGINAL WORKS.
a.Prior Inventions. All inventions (whether or not patentable), original works of authorship, designs, know-how, mask works, ideas, information, developments, improvements, and trade secrets of which I am the sole or joint author, creator, contributor, or inventor (collectively, “Inventions”) that were made or developed by me prior to my employment with the Company or in which I assert any intellectual property right, and which are applicable to or relate in any way to the Company’s business, products, services, or demonstrably anticipated research and development or business (“Prior Inventions”) are listed on Exhibit A, and I represent that Exhibit A is a complete list of all such Prior Inventions. If no such list is attached, I represent that there are no Prior Inventions. If, in the course of my employment with the Company, I incorporate into the Company product, process, or device a Prior Invention owned by me or in which I have an intellectual property interest, the Company is hereby granted and will have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license to make, have made, modify, use, import, export, offer for sale, sell and otherwise commercialize such Prior Invention as part of or in connection with such Company product, process, or device.

b.Company Inventions; Disclosure. The Company will, to the fullest extent allowed by law, own all right, title and interest (including patent rights, copyrights, trade secret rights, mask work rights, and all other intellectual and industrial property rights of any sort throughout the world) relating to any and all inventions (whether or not patentable), works of authorship, mask works, designs, know-how, ideas and information authored, created, contributed to, made or conceived or reduced to practice, in whole or in part, by me during the term of my employment with the Company which either (a) relate, at the time of conception, reduction to practice, creation, derivation or development to the Company’s business or actual or demonstrably anticipated research or development, or (b) were developed on any amount of the Company’s time or with the use of any of the Company’s equipment, supplies, facilities or trade secret information (collectively, “Company Inventions”) and I will promptly disclose all Company Inventions to the Company.

a.Assignment of Company Inventions. I hereby agree to assign and, if permitted by law do hereby assign, to the Company or the Company’s designee my entire right, title, and interest in and to each of Company Inventions, and any associated intellectual property rights which I may solely or jointly author, contribute to, conceive, reduce to practice, create, derive, develop or make during the period of my employment with the Company. All works of authorship and associated copyrights will be deemed to be “works made for hire” within the meaning of the Copyright Act. To the extent any right, title and interest in and to Company Inventions cannot be assigned by me to the Company, I hereby agree to grant, and if permitted by law do hereby grant, to the Company an exclusive, perpetual, royalty-free, transferable, irrevocable, worldwide license (with rights to sublicense through multiple tiers of sublicenses) to make, have made, use, sell, offer for sale, import, export, reproduce, practice and otherwise commercialize such rights, title and interest.

b.Future Inventions. I recognize that Inventions relating to the Company’s business or actual or demonstrably anticipated research or development while I worked for the Company and authored, contributed to, conceived, reduced to practice, created, derived, developed, or made by me, alone or with others, within twelve months after termination of my employment are Company Inventions. Accordingly, I agree to assign, and to the extent permitted by law hereby assign, them to the Company unless and until I have established the contrary by written evidence satisfying the clear and convincing standard of proof.

c.Records. I will keep and maintain adequate and current written records of all Inventions made by me (solely or jointly with others) during my employment with the Company in such form as may be specified from time to time by the Company. These records will be available to and remain the sole property of the Company at all times.

d.Assistance.
(a)I agree to perform, during and after my employment, all acts deemed necessary or desirable by the Company to permit and assist the Company, at the Company’s expense, in obtaining and enforcing the full benefits, enjoyment, rights and title throughout the world in the Proprietary Information and Company Inventions assigned, to be assigned, or licensed to the Company under this Agreement. Such acts may include, but are not limited to, execution of documents and assistance or cooperation (i) in the filing, prosecution, registration, and memorialization of assignment of any applicable patents, copyrights, mask work, or other applications, (ii) in the enforcement of any applicable patents, copyrights, mask work, moral rights, trade secrets, or other proprietary rights, and (iii) in other legal proceedings related to the Proprietary Information or Company Inventions.

(b)In the event that the Company is unable for any reason to secure my signature to any document required to file, prosecute, register, or memorialize the assignment of any patent, copyright, mask work or other applications or to enforce any patent, copyright, mask work, moral right, trade secret or other proprietary right under any Proprietary Information or Company Invention (including derivative works, improvements, renewals, extensions, continuations, divisionals, continuations in part, continuing patent applications, reissues, and reexaminations of such Company Invention), I hereby irrevocably designate and appoint the Company and the Company’s duly authorized officers and agents as my agents and attorneys-in-fact to act for and on my behalf and instead of me, (i) to execute, file, prosecute, register and memorialize the assignment of any such application, (ii) to execute and file any documentation required for such enforcement, and (iii) to do all other lawfully permitted acts to further the filing, prosecution, registration, memorialization of assignment, issuance, and enforcement of patents, copyrights, mask works, moral rights, trade secrets or other rights under the Proprietary Information or Company Invention, all with the same legal force and effect as if executed by me.

e.Moral Rights. To the extent allowed by law, this Section applies to all rights that may be known as or referred to as “moral rights,” “artist’s rights,” “droit moral,” or the like, including without limitation those rights set forth in 17 U.S.C. §106A (collectively, “ Moral Rights”). To the extent I retain any Moral Rights under applicable law, I hereby ratify and consent to any action that may be taken with respect to such Moral Rights by or authorized by the Company, and I waive and agree not to assert any Moral Rights with respect to such Moral Rights. I will confirm any such ratifications, consents, waivers, and agreements from time to time as requested by the Company.

SECTION 6.    RETURNING COMPANY PROPERTY.

Immediately upon termination of my employment with the Company for any reason, I will deliver to the Company (and will not keep in my possession or deliver to any other person or organization) any and all Proprietary Information and other documents, equipment or property belonging to the Company, and I will sign and deliver to the Company the “Termination Certification” attached as Exhibit B.

SECTION 7.    OTHER ACTIVITIES; CONFLICTS OF INTEREST.

a.In consideration of the Company’s promise to provide Proprietary Information to me, and so as to enforce my agreement regarding such Proprietary Information contained in Section 4 above, I agree that while employed by the Company and for a period of one year after the termination of my employment with the Company for any reason, I will not, directly or indirectly, for my benefit or for the benefit of another, without the Company’s prior written consent:

(a)solicit or encourage any existing or former employee, contractor or consultant of the Company to terminate his/her relationship with the Company for any reason (an employee, contractor or consultant of the Company shall no longer be considered a former employee, contractor or consultant if his/her relationship with the Company terminated more than 12 months prior to the conduct in question);

(b)solicit or encourage any existing, former or prospective customer or supplier of the Company with whom I had contact as an employee of the Company or about whom I had Proprietary Information, or use any Proprietary Information of the Company to solicit or encourage any existing, former or prospective customer or supplier of the Company, to terminate its relationship with the Company or become a customer or supplier of another entity if such other entity offers products or services which are or may be competitive with those offered by the Company (a customer or supplier of the Company shall no longer be considered a former customer or supplier if its relationship with the Company terminated more than 12 months prior to the conduct in question); or

(c)participate in the ownership, management, operation, financing or control of, or be employed by or consult for or otherwise render services to, any person or organization that competes or is preparing to compete with the Company in the conduct of the business as currently conducted and as proposed to be conducted on the date of termination of my employment, provided that I may own not more than 5% of any class of securities of any company that is traded on a national securities exchange or through NASDAQ.

b.During my employment with the Company, I will not engage in any other activities that conflict with my obligations to the Company.

c.In consideration of the Company’s promises herein, for a period of one year following the termination of my employment for any reason, I promise to disclose to the Company any employment obtained by me after the termination of my employment with the Company. Such disclosure shall be made within two (2) weeks of my obtaining such employment. I expressly consent to and authorize the Company to disclose to any subsequent employer of mine both the existence and terms of this Agreement and to take any steps the Company deems necessary to enforce this Agreement.

SECTION 8.    REPRESENTATIONS AND WARRANTIES.

a.I represent and warrant to the Company that I am incurring the obligations of this Agreement as an inducement to the Company to hire or retain me and to induce the Company to promise to provide, and to provide, any information qualifying as Proprietary Information.

a.I represent and warrant to the Company that my performance of the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by me prior to my employment with the Company, and I will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any previous employer or others. I am not a party to any other agreement which will interfere with my full compliance with this Agreement.

SECTION 9.    ACKNOWLEDGEMENT; ATTORNEYS’ FEES.

I understand and acknowledge that the Company has made substantial investments to develop its business interests and goodwill. I agree that the restrictions contained in this Agreement are reasonable and are not greater than necessary to protect the goodwill or other business interests of the Company. I further agree that such investments are worthy of protection and that the Company’s need for the protection afforded by this Agreement is greater than any hardship I might experience by complying with its terms.

I also acknowledge that if I violate the promises contained in Section 7 of this Agreement, I will cause irreparable harm to the Company.

Accordingly, in any future judicial action regarding this Agreement, including but not limited to any action regarding the enforcement of this Agreement, I agree not to contest that: (1) the restraints contained in Section 7 of this Agreement are reasonable and not greater than necessary to protect Proprietary Information and/or the goodwill or other business interests of the Company; (2) the scope of the restraints contained in Section 7 of this Agreement should be reformed so as to make them enforceable, if it is judicially determined that they are unenforceable as drafted; and (3) if I violate the promises contained in Section 7 of this Agreement, I will cause the Company irreparable harm. In the event I do contest any of the foregoing in any future judicial action regarding this Agreement, including any future action regarding the enforcement or enforceability of this Agreement, I agree to pay the reasonable attorneys’ fees incurred by the Company as a result of my contesting the foregoing, regardless of the ultimate outcome of my contest or the judicial action.

SECTION 10.    REFORMATION AND SEVERABILITY.

Although the parties understand and believe that the restrictions contained in this Agreement are reasonable and do not impose a greater restraint than necessary to protect the goodwill or other business interest of the Company, if it is judicially determined not to be the case, the limitations will be reformed to the extent necessary to make them reasonable and not to impose a restraint that is greater than necessary to protect the goodwill or other business interest of the Company. If any term, provision, covenant or condition of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the validity and enforceability of the remaining terms, provisions, covenants and conditions of this Agreement shall not in any way be affected, impaired or invalidated.

SECTION 11.    MISCELLANEOUS.

a.Use of the Company Systems. I understand that I have no expectation of privacy with respect to the Company’s telecommunications, networking, or information processing systems (including, without limitation, stored computer files, e-mail messages, and voice messages) and that my use of those systems and any related files or messages may be monitored by the Company at any time without notice.

b.Survival. I agree that my obligations under this Agreement will continue in effect indefinitely after termination of my employment, regardless of the reason or reasons for termination, and whether such termination is voluntary or involuntary on my part. My obligations under this Agreement also will be binding upon my heirs, executors, assigns, and administrators and will inure to the benefit of the Company, its subsidiaries, successors, and assigns.

a.Governing Law; Jurisdiction. Any dispute in the meaning, effect, or validity of this Agreement will be resolved in accordance only with the laws of the State of Texas without regard to the conflict of laws provisions of the State of Texas. I agree that exclusive venue for litigation involving the enforcement of this Agreement or any rights, duties or obligations under this Agreement, whether brought by me or the Company, shall be in Texas state court in Travis County, Texas, or in a United States District Court located in Travis County, Texas, and I expressly consent to the jurisdiction of such courts.

b.Remedies. I understand and agree that the remedies at law of the Company for any actual or threatened breach by me of the covenants in this Agreement would be inadequate and that the Company shall be entitled to specific performance of the covenants in this Agreement, including entry of an ex parte temporary restraining order in state or federal court, preliminary and permanent injunctive relief against activities in violation of this Agreement, or both, or other appropriate judicial remedy, writ or order, in addition to any damages and legal expenses which the Company may be legally entitled to recover. I further acknowledge and agree that the existence of any claim or cause of action I may have against the Company, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the terms of this Agreement.

c.Waiver. Any waiver of any term of this Agreement by the Company will not operate as a waiver of any other term of this Agreement, nor will any failure to enforce any provision of this Agreement operate as a waiver of the Company’s right to enforce any other provision of this Agreement.

d.Compliance. I understand that the Company is committed to the highest standards of ethical business conduct and hereby agrees to abide by all policies governing business practices, conflicts of interest, and similar matters as may be adopted from time to time by the Company. I further agree to abide by all state and federal laws and regulations governing business practices, including those relating to bribery, price-fixing, securities (including laws on “insider trading”), deceptive trade practices, and the falsification or destruction of records and documents.

e.Merger. This Agreement embodies the entire agreement between the parties regarding the subject matters addressed in this Agreement and supersedes all prior agreements and understandings, if any, between the parties regarding such matters.

f.Modification. This Agreement may not be modified or amended except by an instrument or instruments in writing signed by both parties.

I HAVE READ THIS AGREEMENT CAREFULLY, AND I UNDERSTAND AND ACCEPT THE OBLIGATIONS THAT IT IMPOSES UPON ME WITHOUT RESERVATION. I SIGN THIS AGREEMENT VOLUNTARILY AND FREELY, IN DUPLICATE, WITH THE UNDERSTANDING THAT ONE COUNTERPART WILL BE RETAINED BY THE COMPANY AND THE OTHER COUNTERPART WILL BE RETAINED BY ME.

EMPLOYEE:

/s/ Christopher Schmitt

Employee Name: Christopher Schmitt
Dated: February 2, 2017

ACCEPTED AND AGREED TO:
SailPoint Technologies, Inc.
By: /s/ Kevin Cunningham
Title: President & COO
Date: February 2, 2017

EXHIBIT A

Please note that because of limitations of e-signing technology, if you need to choose any options other than, “None”; Exhibit A must be printed and returned to SailPoint. If there are no prior inventions to disclose, simply use e-sign to initial section 1 a) and 2 a) below.

PRIOR INVENTIONS

1.The following is a complete list of all Prior Inventions relevant to the subject matter of my employment by the Company that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my employment by the Company:

Please initial appropriate line(s):

a)None. No prior inventions are being disclosed. Initial here. /s/ CGS

b)I will print Exhibit A and provide a list of prior inventions. Initial here.

If you do need to provide a list, please print this page, write appropriate detail in the blank space below, then return to your SailPoint Recruiter.

c)If, due to confidentiality agreements with a prior employer, you cannot disclose certain Prior Inventions that would otherwise be included on the above-described list. Initial here.

1.I propose to bring to my employment the following devices, materials, and documents of a former employer or other person to whom I have an obligation of confidentiality that is not generally available to the public, which materials and documents may be used in my employment pursuant to the express written authorization of my former employer or such other person (a copy of which is attached to this Agreement):

Initial appropriate space(s):

a)None. /s/ CGS

b)I will print Exhibit A and provide a list of items. Initial here.

If you do need to provide a list, please Exhibit A, write appropriate detail in the blank space below, and return to your SailPoint Recruiter. Please call recruiter with any questions.